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                                   EXHIBIT 11
                             Biscayne Apparel, Inc.
                       Computation of Per Share Earnings
                         (Dollars in Thousands, Except
                               Per Share Amounts)
                                  (Unaudited)

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
                                                          THREE MONTHS ENDED
                                                                MARCH 31,
                                                     -----------------------------
                                                        1998               1997
                                                     ----------       ------------
Net loss ......................................      $   (1,903)      $     (1,110)
                                                     ==========       ============

BASIC:

Weighted average common shares outstanding ....      10,771,622         10,741,819
                                                     ==========       ============

Basic net loss per share ......................      $    (0.18)      $      (0.10)
                                                     ==========       ============

DILUTED:

Weighted average common shares outstanding ....      10,771,622         10,741,819

Potential dilution upon exercise of stock
  options and warrants ........................              --                 --
                                                     ----------       ------------
Shares used in computing diluted net loss
  per common share ............................      10,771,622         10,741,819
                                                     ==========       ============

Diluted net loss per share ....................      $    (0.18)      $      (0.10)
                                                     ==========       ============




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